Filed pursuant to Rule 424(b)(3)
                                                            File No.: 333-119338


                             GRANT PARK FUTURES FUND
                               LIMITED PARTNERSHIP


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                       Supplement dated November 15, 2005
                                       to
                       Prospectus and Disclosure Document
                             dated September 1, 2005

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         In early October 2005, one of Grant Park Futures Fund's ("Grant Park")
clearing brokers, Refco, Inc., announced its discovery of certain accounting irregularities relating to certain related party transactions involving alleged fraud on the part of Refco's former chief executive officer. Subsequent to Refco's discovery and announcement of these facts, on October 17, 2005, Refco, Inc. and certain of its affiliates filed for bankruptcy protection. At the time of Refco's bankruptcy filing, Grant Park had approximately 12% of its assets on deposit in separate, segregated accounts at two of Refco's regulated entities which were not included in the bankruptcy filing. In light of these events, Dearborn Capital Management, L.L.C., Grant Park's General Partner (the "General Partner"), terminated all clearing relationships with Refco, Inc. and its affiliates, and engaged Man Financial Inc ("Man"), part of Man Group plc, to replace Refco as one of its clearing brokers. UBS Financial Services, Inc. continues to act as Grant Park's other clearing broker. Effective November 1, 2005, all of Grant Park's assets previously held at Refco had been transferred to Man.

         Man is registered under the Commodity Exchange Act as a futures commission merchant and a commodity pool operator, and is a member of the National Futures Association and all major U.S. futures exchanges. Man's main office is located at 717 Fifth Avenue, 9th Floor, New York, New York 10022-8101, and its telephone number is (212) 589-6200. Man is not a sponsor or general partner of Grant Park, and will not act in any supervisory capacity with respect to the General Partner or participate in the management of either the General Partner or Grant Park. In addition to acting as one of Grant Park's clearing brokers, Man also acts as one of the additional selling agents for Grant Park.

         Man has advised the General Partner that, during the preceding five years, neither Man nor any of its principals have been the subject of any material administrative, civil or criminal action, whether pending, on appeal or concluded.